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                                                                EXHIBIT 2











                              AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER
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                              AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                              SCPIE HOLDINGS INC.
                            A DELAWARE CORPORATION,

                                      AND

                            SCPIE INDEMNITY COMPANY
                           A CALIFORNIA CORPORATION,

                                      AND

                         SOUTHERN CALIFORNIA PHYSICIANS
                               INSURANCE EXCHANGE
                     A CALIFORNIA INTER-INSURANCE EXCHANGE
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                               TABLE OF CONTENTS


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
    I  THE MERGER......................................................................     1
       1.1  The Merger.................................................................     1
       1.2  Effective Time of the Merger...............................................     2
       1.3  Effect of the Merger.......................................................     2
       1.4  Subsequent Actions.........................................................     2
       1.5  Governing Documents........................................................     2
       1.6  Directors and Officers.....................................................     2
   II  CONVERSION OF MEMBERSHIP INTERESTS, ALLOCATION AND PAYMENT OF MERGER
       CONSIDERATION...................................................................     3
       2.1  Certain Definitions........................................................     3
       2.2  Conversion of Membership Interests.........................................     4
       2.3  Allocation of Merger Shares................................................     4
       2.4  Adjustment of Share Numbers................................................     5
       2.5  Fractional Shares..........................................................     5
       2.6  Cancellation and Issuance of Holdings Stock................................     5
       2.7  Issuance of Consideration..................................................     5
       2.8  No Further Interest in the Company.........................................     5
  III  APPROVAL BY THE COMMISSIONER....................................................     5
       3.1  Commissioner's Approval....................................................     5
   IV  REPRESENTATIONS AND WARRANTIES BY THE COMPANY...................................     5
       4.1  Organization and Qualification.............................................     5
       4.2  Authority Relative to this Plan; Recommendation to Eligible Members........     5
       4.3  Compliance.................................................................     6
    V  REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND NEW INSURER......................     6
       5.1  Organization and Qualification.............................................     6
       5.2  Capitalization.............................................................     7
       5.3  Authority Relative to this Plan............................................     7
       5.4  Compliance.................................................................     7
   VI  ADDITIONAL AGREEMENTS...........................................................     7
       6.1  Cooperation................................................................     7
       6.2  Special Meeting of Eligible Members of the Company.........................     8
       6.3  Officers' and Directors' Insurance; Indemnification........................     9
       6.4  Continuity of Obligations Regarding Policyholders..........................     9
  VII  CONDITIONS PRECEDENT............................................................    10
       7.1  Conditions to Obligations of Each Party to Effect the Merger...............    10
 VIII  TERMINATION.....................................................................    10
       8.1  Termination................................................................    10
       8.2  Effect of Termination......................................................    11
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   IX  GENERAL PROVISIONS..............................................................    11
       9.1  Amendment..................................................................    11
       9.2  Extension; Waiver..........................................................    11
       9.3  Nonsurvival of Representations and Warranties..............................    11
       9.4  Entire Plan................................................................    11
       9.5  Counterparts...............................................................    11
       9.6  Severability...............................................................    11
       9.7  Notices....................................................................    12
       9.8  Public Announcements.......................................................    12
       9.9  Section Headings...........................................................    12
       9.10 Benefits and Assignment....................................................    12
       9.11 Applicable Law.............................................................    12


                                       ii
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     THIS AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER (the "Plan"), dated as of August 8, 1996, is among SCPIE HOLDINGS INC., a Delaware corporation ("Holdings"), SCPIE INDEMNITY COMPANY, a California corporation and a wholly owned subsidiary of Holdings ("New Insurer"), and SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE, a California inter-insurance exchange (the "Company").


                                    RECITALS

     WHEREAS, the Company is a California reciprocal or inter-insurance exchange organized pursuant to the provisions of Division I, Part 2, Chapter 3 (commencing with Section 1280) of the Insurance Code of the State of California (the "California Insurance Law").

     WHEREAS, New Insurer is a corporation of the State of California authorized to transact insurance under the California Insurance Law.

     WHEREAS, Holdings is a corporation of the State of Delaware and a wholly owned subsidiary of the Company.

     WHEREAS, the General Corporations Law of the State of California (the "California Corporations Law") and the California Insurance Law permit a merger of a California reciprocal or inter-insurance exchange with and into a corporation authorized to transact insurance in California.

     WHEREAS, in furtherance of such merger, it is contemplated that the Membership Interests (as hereinafter defined) of Eligible Members (as hereinafter defined) of the Company will be exchanged for the consideration described herein.

     WHEREAS, the Board of Governors of the Company (the "Board of Governors") and the respective Boards of Directors of New Insurer and Holdings have each duly approved the merger contemplated by this Plan (the "Merger") upon the terms and subject to the conditions set forth in this Plan and in accordance with California Corporations Law and the California Insurance Law, with the result that the Company shall be merged with and into New Insurer and the Eligible Members of the Company shall receive, pursuant to the Merger, shares of the Common Stock, par value $.0001 per share, of Holdings (the "Common Stock").

     WHEREAS, the Company intends to prepare and mail to all Eligible Members of the Company a proxy statement with respect to a special meeting (the "Special Meeting") of Members of the Company at which Eligible Members will be asked to approve this Plan.


     WHEREAS, the parties entered into a plan and agreement of merger, dated March 21, 1996, relating to the Merger (the "Original Plan"); and



     WHEREAS, the parties desire to amend and restate the Original Plan by entering into this Plan, and the parties intend for the terms and conditions of this Plan to supersede all terms and conditions of the Original Plan.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Holdings, New Insurer and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER


     1.1 The Merger. Subject to the conditions of Article VII being satisfied or duly waived, and in accordance with and subject to (i) the provisions of this Plan, (ii) the California Corporations Law and

(iii) the California Insurance Law, the Company shall be merged with and into New Insurer in the Merger. At and after the Effective Time, the separate existence of the Company (except as may be continued by operation of law) shall cease, and the New Insurer shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company and the New Insurer are sometimes hereinafter referred to as the "Constituent Entities" and New Insurer is sometimes hereinafter referred to as the "Surviving Corporation."



     1.2 Effective Time of the Merger. The Merger shall become effective at the time (herein called the "Effective Time") this Plan is filed with the Secretary of State of the State of California in the manner provided under Section 1113(g) of the California Corporations Law and Section 1556(a) of the California Insurance Law. The day on which the Effective Time occurs is hereinafter called the "Effective Date." The Effective Date shall be such date as the Board of Governors and the Boards of Directors of Holdings and New Insurer determine is appropriate after the conditions set forth herein have been satisfied or waived.



     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Corporations Law and the California Insurance Law, including, without limitation, Section 1107 of California Corporations Law and Section 1557 of the California Insurance Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company shall accrue to, and become the rights and properties of, the Surviving Corporation, which shall succeed to and assume all the obligations and liabilities (including policyholder obligations and liabilities) of the Company; and all rights of creditors (including policyholders) and liens of the Company shall become the rights of creditors (including policyholders) and liens of the Surviving Corporation. After the Effective Time, any reference to the Company in any writing, including but not limited to any power or powers of attorney or agency agreement or agreements authorizing the execution of any surety bonds or contracts or policies of insurance, or authorizing the acceptance of service of process or any other act on behalf of the Constituent Entities and any and all other contracts, policies, agreements, instruments and documents to which either Constituent Entity is a party, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Surviving Corporation if not inconsistent with the other provisions of such writing, and all such writings are hereby ratified, confirmed and approved by the Surviving Corporation, and the Surviving Corporation shall be deemed to be substituted in the place and stead of either Constituent Entity as a party thereto.


     1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Plan, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bill of sale, assignments and assurances and to take and do, in the name and on behalf of such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Plan.

     1.5 Governing Documents. The Articles of Incorporation and Bylaws of New Insurer shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under California Corporations Law.

     1.6 Directors and Officers. The members of the Board of Directors of the New Insurer immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the New Insurer immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected and qualified.

                                   ARTICLE II

                      CONVERSION OF MEMBERSHIP INTERESTS,
                 ALLOCATION AND PAYMENT OF MERGER CONSIDERATION

     2.1 Certain Definitions. As used in this Article II and elsewhere in this Plan, the terms listed below shall have the following meanings:

     "Approval Date" means the date that the Commissioner, pursuant to Section 1552 of the California Insurance Law, approves this Plan for submission to the Eligible Members for approval.

     "Attorney-in-Fact" means SCPIE Management Company, a California corporation that is the Company's attorney-in-fact.

     "California Department" means the Department of Insurance of the State of California.

     "Commissioner" means the Commissioner of Insurance of the California Department, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of the Company's insurance business under applicable law.

     "Earned Premiums" means, for the applicable period, earned premiums in respect of a Policy.

     "Eligible Member" means a Person who is a Member of the Company on the Approval Date.

     "Eligible Policy" means a Policy issued to an Eligible Member on which premiums were earned at any time, provided, however, that with respect to a Policy issued to an Eligible Member who was not a Member on March 21, 1996, Earned Premiums for such a Policy shall consist only of earned premiums following March 21, 1996, and not earned premiums at any point prior to such date.

     "Fair Market Value" means (i) the average closing price of a share of the Common Stock on the principal exchange on which the Common Stock is then trading, if any, on the first five trading days following the Effective Date; or
(ii) if the Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the average last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the average of the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the first five trading days following the Effective Date as reported by Nasdaq or such successor quotation system.

     "Initial Public Offering" means the initial public offering by Holdings of shares of Common Stock pursuant to an effective registration statement on Form S-1.

     "Initial Stock Price" means the price per share to the public at which the Common Stock is sold in the Initial Public Offering.

     "Member," "subscriber" and "insured person." A Person is a Member of the Company if such Person is a subscriber who is an "insured person" under the name of the Company through the facilities of the Attorney-in-Fact acting on behalf of the several subscribers. The term "subscriber" shall include those Persons who have executed a Subscription Agreement and Power of Attorney or any like agreement of the Company. The term "insured person" shall include (a) each individual physician, surgeon, nurse anesthetist, professional medical partnership, professional medical corporation or other health care provider to whom or which a policy of insurance has been issued by the Company as "named insured," and (b) each physician, surgeon, nurse anesthetist or other health care provider to whom a certificate insert (naming such person as a "physician member" or "certificate holder") has been issued as part of a policy of insurance issued by the Company to a professional medical partnership, professional medical corporation or other health care provider. A "named insured" under a policy of insurance ceases to be an insured person, subscriber and Member when the "policy period" of such policy terminates by expiration of time, cancellation or any other reason and a "physician member" or "certificate holder" ceases to be an insured person, subscriber and Member when the "coverage period" or "certificate period" under the applicable policy terminates by expiration of time cancellation, or any other reason.

     "Merger Shares" means the shares of Common Stock to be delivered (i) to Members upon conversion of their Membership Interests by virtue of the Merger and (ii) to New Insurer as consideration for the cancellation of the shares of Common Stock held by the Company, which cancellation shall occur immediately prior to the Merger as set forth in Section 2.5.


     "Person" means an individual, corporation, joint venture, limited liability company, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof.

     "Policy" means an insurance policy issued by the Company but does not include (i) any agreement pursuant to which the Company has ceded or assumed insurance or (ii) a reporting endorsement.

     2.2 Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, New Insurer, Holdings, the Surviving Corporation or the holder of any of the following securities:

          (a) The rights of Members of the Company arising under the subscription agreements between Members and the Company (the "Subscription Agreements"), the Company's Bylaws, the California Insurance Law and otherwise, including, without limitation, the right to vote for members of the Board of Governors and on other matters and to participate in any distribution of surplus on liquidation of the Company (but not including contractual rights arising under Policies (the "Membership Interests"), in existence immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right to receive shares of Common Stock as set forth in this Agreement.


          (b) The Members entitled to receive Merger Shares shall be the Eligible Members. The Merger Shares shall be allocated among the Eligible Members as described in this Article II.


          (c) Each share of common stock of New Insurer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.3  Allocation of Merger Shares.


          (a) The number of Merger Shares allocable to each Eligible Member shall be determined as follows:


          (i) Each Eligible Member shall be allocated a number of shares of Common Stock equal to the product of x and y, where

             "x" equals 9,000,000 shares of Common Stock and

             "y" equals the ratio of the Earned Premiums of such Eligible Member on Eligible Policies to the total Earned Premiums of all Eligible Members on Eligible Policies during the period beginning on January 1, 1993 and ending on but including the Approval Date, plus

          (ii) Each Eligible Member who was also a Member on March 21, 1996 shall be allocated a number of shares of Common Stock equal to 1,000,000 shares of Common Stock divided by the total number of Eligible Members who were also Members on March 21, 1996.


          (b) The number of Merger Shares allocable to New Insurer shall be (i) 500,000 or (ii) such other number as the Board of Directors of Holdings and the Board of Governors of the Company determine is appropriate in order to insure that the Merger Shares issued to New Insurer pursuant to the Merger have a fair market value equivalent to the fair market value of the shares of Common Stock held by the Company which are to be cancelled in the Merger pursuant to Section 2.5 hereof.

     2.4 Fractional Shares. No fractional shares of Common Stock shall be issued to any Eligible Member upon surrender of Membership Interests. In lieu of any fractional shares, each Eligible Member shall be paid an amount in cash (without interest) rounded to the nearest cent, determined (i) by multiplying
(a) the Initial Stock Price by (b) the fractional interest to which such Eligible Member would otherwise be entitled or (ii) in the event that the Initial Public Offering does not occur on the Effective Date, by multiplying (a) the Fair Market Value by (b) the fractional interest to which such Eligible Member would otherwise be entitled.



     2.5 Cancellation and Issuance of Holdings Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, New Insurer, Holdings or the Surviving Corporation:



          (a) the Common Stock of Holdings held by the Company shall be cancelled; and



          (b) the Merger Shares allocable to New Insurer pursuant to Section 2.3(b) shall be issued.



     2.6 Issuance of Consideration. As soon as reasonably practicable after the Effective Date, Holdings shall prepare and issue (i) stock certificates representing the Merger Shares allocated to each Eligible Member and to New Insurer, and (ii) checks representing the cash paid in lieu of fractional shares, as calculated pursuant to Section 2.4 hereof.



     2.7 No Further Interest in the Company. As of the Effective Time, each Member of the Company shall cease to be a Member, and shall have no further interest in the Company or the Surviving Corporation, except for such interest that each such Member may have as a holder of Common Stock.


                                  ARTICLE III

                          APPROVAL BY THE COMMISSIONER

     3.1 Commissioner's Approval. This Plan is subject to the approval of the Commissioner pursuant to Sections 1552 et. seq. of the California Insurance Law.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES BY THE COMPANY

     The Company represents and warrants to Holdings that, as of the date of this Plan and as of the Effective Time:

     4.1 Organization and Qualification. The Company is a reciprocal or inter-insurance exchange duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority required for it to own (or lease) and use its properties and carry on its business as presently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of business or the character of its properties makes necessary such qualifications or licensing, except where the failure to so qualify would not materially adversely affect the condition (financial or otherwise), results of operations, business, properties or prospects of the Company taken as a whole.

     4.2  Authority Relative to this Plan; Recommendation to Eligible
Members. The Company has full right, power, and authority to execute, deliver and perform the terms of this Plan. Subject only to favorable action by the Company's Eligible Members at the Special Meeting referred to in Section 6.2, the execution, delivery and performance of this Plan by the Company have been duly and validly authorized and approved by all required action on the part of the Company. The Company's Board of Governors has unanimously approved the execution, delivery and performance of this Plan. Subject only to approval of the Company's Eligible Members as described above, this Plan constitutes the valid and binding agreement of the Company and is enforceable in accordance with its terms.

     4.3 Compliance. Neither the execution and delivery of this Plan by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (a) the management agreement between the Company and the Attorney-in-Fact, or the Company's Bylaws or (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any direct or indirect subsidiary of the Company is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any direct or indirect subsidiary of the Company or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Company and its subsidiaries taken as a whole.

     Other than in connection with or in compliance with the provisions of the California Corporations Law, the California Insurance Law, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the "takeover" or "blue sky" laws of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation the Company of the transactions contemplated by this Plan, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Company taken as a whole.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND NEW INSURER

     Each of Holdings and New Insurer each, jointly and severally, represents and warrants to the Company as follows:

     5.1 Organization and Qualification. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. New Insurer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Holdings and New Insurer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of their respective businesses or the character of their respective properties makes necessary such qualifications or licensing, except where the failure to so qualify would not materially adversely affect the condition (financial or otherwise), results of operations, business, properties or prospects of Holdings and New Insurer, taken as a whole. New Insurer holds a certificate of authority from the

Commissioner to transact specified classes of insurance in the State of California, and such certificate of authority is in full force and effect.

     5.2 Capitalization. As of the date of this Plan, Holdings has an authorized capital stock of 1,000 shares of Common Stock, par value $.0001 per share, of which 500 shares are duly and validly issued and outstanding, fully paid and nonassessable, all of which are held by the Company. As of the date of this Plan, New Insurer has an authorized capital stock of 100,000 shares of common stock, par value $260.00 per share, of which 10,000 shares are duly and validly issued and outstanding, fully paid, nonassessable, all of which are held by the Company.

     5.3 Authority Relative to this Plan. Each of Holdings and New Insurer has full corporate power and authority to execute and deliver this Plan and to perform its respective obligations hereunder. All corporate action required on the part of Holdings and New Insurer in order to authorize such execution, delivery and performance has been taken. This Plan constitutes the valid and binding obligation of each of Holdings and New Insurer, enforceable against each in accordance with its terms.

     5.4 Compliance. Neither the execution and delivery of this Plan by Holdings and New Insurer nor the consummation of the transactions contemplated hereby nor compliance by Holdings and New Insurer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdings or New Insurer or any other direct or indirect subsidiary under any of the terms, conditions or provisions of (a) the respective charters or bylaws of Holdings or New Insurer or (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdings or New Insurer is a party, or to which either of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Holdings or New Insurer or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of Holdings and its subsidiaries taken as a whole.

     Other than in connection with or in compliance with the provisions of the California Corporations Law, the California Insurance Law, the Exchange Act, the Securities Act, and the "takeover" or "blue sky" laws of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Holdings or New Insurer of the transactions contemplated by this Plan, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of Holdings and New Insurer taken as a whole.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Plan and to cooperate with each other in connection with the foregoing, including using its best efforts to:

          (a) prepare and file with the California Department as soon as is reasonably practicable all necessary permit applications and other necessary registrations and filings, including, but not limited to, all filings and other submissions of information to governmental authorities with respect to the transactions contemplated by this Plan, and use its best efforts to obtain such permits and approvals as promptly as possible;

          (b) prepare and file with the SEC as soon as is reasonably practicable a Registration Statement, including a proxy statement/prospectus (the "Registration Statement") with respect to the transactions contemplated by this Plan, and use its best efforts to have such Registration Statement declared effective by the SEC under the Securities Act as promptly as possible;

          (c) mail, as soon as is reasonably practicable after receiving any required regulatory approvals, a proxy statement, together with a form of proxy, with respect to the meeting of the Company's Eligible Members at which the Eligible Members of the Company will vote upon this Plan and the Merger (the "Proxy Statement"). The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's Eligible Members and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by the Company, Holdings and New Insurer, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company's Eligible Members and on the date of the meeting of the Company's Eligible Members referred to in Section 6.2, be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading, and each of the Company, Holdings and New Insurer agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading;

          (d) take all such actions as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Plan;

          (e) arrange for the listing of the Common Stock on a national securities exchange;

          (f) obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts;

          (g) obtain all necessary consents, approvals and authorizations as are required to be obtained under any Federal, state or foreign law or regulations;

          (h) defend all lawsuits or other legal proceedings, formal or informal, challenging this Plan or the consummation of the transactions contemplated hereby; and

          (i) lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     6.2 Special Meeting of Eligible Members of the Company. (a) After approval by the Commissioner of this Plan pursuant to Section 1552 of the California Insurance Law, the Company shall take all action necessary, in accordance with California Corporations Law, the California Insurance Law, the Subscription Agreements and the Company's Bylaws, to convene the Special Meeting of the Eligible Members as promptly as practicable to consider and vote upon this Plan and the Merger.

     (b) The record date for the Special Meeting shall be the Approval Date.


     (c) Each Eligible Member shall be entitled to vote in person or by proxy in a manner to be prescribed by the Commissioner and the Company's Bylaws; provided, however, that any vote cast shall be by ballot and not viva voce.


     (d) The Proxy Statement shall contain the recommendation of the Board of Governors that the Eligible Members of the Company vote to adopt and approve the Merger and this Plan.

     (e) The Company shall use its best efforts to solicit from Eligible Members proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judgment of the Company, helpful to secure the vote or consent of the Eligible Members.

     (f) The Company shall mail notice of the Special Meeting to all Eligible Members. Such notice shall set forth the reasons for the Special Meeting and the time and place of the Special Meeting, and shall enclose a proxy for each Eligible Member. Such notice and proxy shall be mailed by first class mail to the address of each Eligible Member, as such address appears on the records of the Company, at least 35 days prior to the Special Meeting, and such notice and proxy shall be in a form satisfactory to the Commissioner. Notice of the Special Meeting shall be accompanied by information relevant to the Special Meeting.



     (g) Notice of the Special Meeting also shall be given by the Company through publication in a newspaper of general circulation in Los Angeles County, State of California, the county of the Company's principal place of business. Such publication shall be made at least twice and shall be published in a business day edition of the newspaper. Such publication shall be made at least 30 days prior to the Special Meeting.


     (h) The affirmative vote of the Eligible Members required for adoption and approval of this Plan and the Merger shall be 66 2/3% of the Eligible Members.


     6.3 Officers' and Directors' Insurance; Indemnification. It is understood and agreed that the Company shall indemnify and hold harmless and, after the Effective Time, the Surviving Corporation will indemnify and hold harmless, each present and former member of the Board of Governors and officer of the Company, and each director and officer of the Attorney-in-Fact (the "Indemnified Parties") to the full extent permitted by applicable law against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission which arises out of or relates to the transactions contemplated by this Plan, and the Company and the Surviving Corporation, as the case may be, will advance expenses to each such person upon receipt of an undertaking to: (i) repay such amount if it shall be determined ultimately that such person is not entitled to indemnification under the applicable law; and (ii) reasonably cooperate with the Company (of, after the Effective Time, the Surviving Corporation) concerning the action, suit, proceeding or investigation. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (a) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time), (b) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (c) the Company (or after the Effective Time, the Surviving Corporation) will use its best efforts to assist in the vigorous defense of any such matter, provided, that neither the Company nor the Surviving Corporation shall be liable for any such settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company or the Surviving Corporation thereof and shall deliver to the Company or the Surviving Corporation an undertaking to repay any amounts advanced pursuant hereto when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party was not entitled to indemnification under this Section. In addition, upon the occurrence of the Effective Time, New Insurer shall be deemed expressly to have assumed any obligations of the Company to its directors and officers for indemnification, whether under the Company's Bylaws or the Subscription Agreements, or otherwise, for acts or occurrences prior to the Effective Time. This Section 6.3 shall survive the consummation of the Merger.



     6.4 Continuity of Obligations Regarding Policyholders. It is understood and agreed that after the Effective Time: (i) the Surviving Corporation shall be a corporation of the State of California authorized to transact insurance under the California Insurance Law, (ii) the policyholders of the Company prior to the Effective Time shall become policyholders of the Surviving Corporation; (iii) the Surviving Corporation shall, as required by Section 1070.6(b) of the California Insurance Law, be available to such policyholders to obtain policy changes and endorsements, to receive payment of premiums and refund unearned premiums, to serve notice of claim, proof of loss, summons, process and other papers, and for purposes of suit; and (iv) the Surviving Corporation shall timely file with the Commissioner the financial statements and tax returns required by Section 1070.6(c) of the California Insurance Law, and shall timely pay all taxes found to be due relating to the business of the Company in the State of California during the calendar year of the Merger, in accordance with said Section 1070.6(c).


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the Registration Statement shall have become effective under the Securities Act and no stop order with respect to the Registration Statement shall have been issued;

          (b) all consents, authorizations, orders or approvals of the California Department and any other governmental commission, board or other regulatory body that the parties mutually agree are essential to effect the Merger and for New Insurer to conduct the business of New Insurer and the Company in substantially the same matter as now conducted shall have been received;

          (c) this Plan and the Merger shall have been approved and adopted by the requisite vote or consent of the Eligible Members of the Company required by California Corporations Law and California Insurance Law, by the requisite vote or consent of the shareholders of New Insurer required by California Corporations Law; and by the requisite vote or consent of the stockholder of Holdings;

          (d) the Company shall have received either a private letter ruling from the Internal Revenue Service, or an opinion from a law firm of recognized standing, to the effect that for Federal income tax purposes, the Eligible Members generally will recognize no gain or loss on the exchange of their Membership Interests for shares of Common Stock pursuant to the Merger;


          (e) the Company shall have contributed, for no consideration, all of the outstanding shares of Common Stock of New Insurer to Holdings;



          (f) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and



          (g) prior to the Effective Time, the Company and Holdings shall have received from an investment banking firm of recognized standing an opinion that the exchange of the aggregate Membership Interests for the Merger Shares and the cash in lieu of fractional shares to be paid to the Eligible Members in the Merger in the aggregate is fair, from a financial point of view, to the Eligible Members as a group.


                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Plan may be terminated, and the Merger contemplated herein may be abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Eligible Members:

          (a) by mutual written consent of the Board of Directors of Holdings, the Board of Directors of New Insurer and the Board of Governors of the Company; or

          (b) by the Company, if New Insurer or Holdings breaches in any material respect any of its covenants or agreements contained in this Plan; or

          (c) by Holdings, if the Company breaches in any material respect any of its covenants or agreements contained in this Plan; or

          (d) by either Holdings or the Company:

             (i) if the Merger has not been consummated prior to December 31, 1996; or

             (ii) if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     8.2 Effect of Termination. In the event of the termination of this Plan as provided in Section 7.1, this Plan shall forthwith become void, and there shall be no liability on the part of the Company, Holdings or New Insurer, except as described in Section 6.3 and as set forth in the last sentence of this Section
8.2. Nothing contained in this Section 8.2 shall relieve the Company, Holdings or New Insurer from liability for any breach of this Plan.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Amendment. This Plan may be amended by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Eligible Members, no amendment may be made which under applicable law requires further approval of Eligible Members without such further approval of Eligible Members.

     9.2 Extension; Waiver. At any time prior to the Effective Time any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Plan and (iii) waive compliance with any of the agreements of the other parties or conditions to its own obligations contained in this Plan. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     9.3 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, New Insurer and Holdings contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Company, New Insurer and Holdings or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.4 Entire Plan. This Plan contains the entire agreement among the Company, New Insurer and Holdings with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, among such parties with respect thereto.

     9.5 Counterparts. This Plan may be executed in one or more counterparts, all of which shall be considered one and same agreement and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6 Severability. It is the desire and intent of the parties that the provisions of this Plan be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Plan would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

     9.7 Notices. Any notice given by any party under this Plan (each, a "notice") shall be in writing and shall be deemed duly given (i) when personally delivered, or (ii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice as provided herein, or (iii) when transmitted by telex or telecopy (or equivalent service), the sender's receiving apparatus having printed the answerback (if any) of the addressee on a copy of the telex or telecopy message. Notices of address change shall be effective only upon receipt notwithstanding the previous sentence.

        If to the Company, to:

                   Southern California Physicians Insurance Exchange 9441 W. Olympic Boulevard
                   P.O. Box 4015
                   Beverly Hills, California 90213-4015
                   Telecopy No.: (310) 551-5924

        If to Holdings to:

                   SCPIE Holdings Inc.
                   9441 W. Olympic Boulevard
                   P.O. Box 4015
                   Beverly Hills, California 90213-4015
                   Telecopy No.: (310) 551-5924

        If to New Insurer, to:

                   SCPIE Indemnity Company
                   9441 W. Olympic Boulevard
                   P.O. Box 4015
                   Beverly Hills, California 90213-4015
                   Telecopy No.: (310) 551-5924

        In each case, with copy to:

                   Latham & Watkins
                   701 "B" Street, Suite 2100
                   San Diego, California 92101
                   Attention: Donald P. Newell, Esq.
                   Telecopy No.: (619) 696-7419

     9.8 Public Announcements. Unless otherwise required by law, prior to the Effective Time, no news release or other public announcement pertaining to the transactions contemplated by this Plan will be made by any party without the prior written consent of the other party hereto.

     9.9 Section Headings. The section headings contained in this Plan are inserted for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     9.10 Benefits and Assignment. This Plan is not intended to convey upon any person other than the parties any rights or remedies hereunder. This Plan shall not be assigned by operation of law or otherwise.

     9.11 Applicable Law. This Plan and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

     IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed as of the date first above written, which is sometimes referred to herein as "the date of this Plan."

                                          SOUTHERN CALIFORNIA PHYSICIANS
                                          INSURANCE EXCHANGE, by SCPIE
                                          Management Company, its
                                          Attorney-in-Fact

                                          By /s/  DONALD J. ZUK
                                            ------------------------------------
                                                  Donald J. Zuk
                                                  President and Chief Executive
                                                  Officer

                                          By /s/  WENDELL L. MOSELEY, M.D.
                                            ------------------------------------
                                                  Wendell L. Moseley, M.D.
                                                  Secretary


                                          SCPIE INDEMNITY COMPANY

                                          By /s/  DONALD J. ZUK
                                            ------------------------------------
                                                  Donald J. Zuk
                                                  President and Chief Executive
                                                  Officer

                                          By /s/  WENDELL L. MOSELEY, M.D.
                                            ------------------------------------
                                                  Wendell L. Moseley, M.D.
                                                  Secretary


                                          SCPIE HOLDINGS INC.

                                          By /s/  DONALD J. ZUK
                                            ------------------------------------
                                                  Donald J. Zuk
                                                  President and Chief Executive
                                                  Officer

                                          By /s/  WENDELL L. MOSELEY, M.D.
                                            ------------------------------------
                                                  Wendell L. Moseley, M.D.
                                                  Secretary